EXHIBIT 22.1

                              LIST OF SUBSIDIARIES


1.       United Capturdyne Technologies, Inc., a Florida corporation

2.       Value Stream Systems, Inc., a Florida corporation

3.       The DataFlash Corporation, a Florida corporation

4.       Bristol Retail Solutions, Inc., a Delaware corporation


5.       Shared On-Line Rental Networks, Inc., a Florida corporation